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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pixelworks, Inc.:

We consent to the use of our Independent Auditors' Report dated January 26, 2000 relating to the balance sheets of Pixelworks, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows for the period from January 16, 1997 (date of inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 which report is included in the Registration Statement and Prospectus, dated February 24, 2000, of Pixelworks, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG LLP

Portland, Oregon
February 24, 2000